Exhibit 99.1

TLANDO (LPCN 1144) Reduces Liver Fat in Men with Fatty Liver

Irwin Goldstein1; Kilyoung Kim2; Somaya Albhaisa3; Jonathan Baker2; Nachiappan Chidambarum2; Arun Sanyal3; Mahesh V. Patel2; Anthony DelConte2,4

1: University of California at San Diego, San Diego, CA; 2: Lipocine Inc.; 3: Virginia Commonwealth University, Richmond, VA; 4: Saint Joseph’s University, Philadelphia, PA

Introduction: Low circulating testosterone (T) levels is increasingly being recognized in males with metabolic syndrome, the principal risk factor for nonalcoholic fatty liver disease (NAFLD). Low T is also seen in males with NAFLD. However, it was not known if T replacement corrects NAFLD in males with low T.

Objective: To determine the prevalence of NAFLD in hypogonadal males and the effect of oral T-replacement on NAFLD in hypogonadal males.

Methods: A multicenter open label single-arm 16-week study of TLANDO (LPCN 1144), a testosterone prodrug, in hypogonadal males (n=138) was performed with a cohort (n=36) participating in liver fat assessment (NCT 03868059). Liver fat was assessed by MRI-PDFF and liver injury from AST, ALT and GGT. NAFLD resolution was defined by MRI-PDFF > 5% from baseline to end of study < 5%. The effects of LPCN 1144 on liver enzymes were observed in the study of androgen replacement (SOAR) (NCT 02081300).

Results:  NAFLD prevalence, defined by MRI-PDFF > 5% was 62% in the liver fat assessment cohort, which is higher than that reported in the general population (Browning et al, Hepatology 2004). Liver fat increased with BMI in this cohort. Effect of TLANDO (LPCN 1144) on NAFLD: NAFLD resolved in 33% of subjects at 8 weeks (mean relative reduction (RR): 45%) and 48% (mean RR: 55%) by 16 weeks after starting LPCN 1144. The reduction in liver fat was greatest in those with highest baseline liver fat (BL≥ 5%: 71%, BL≥8%: 80%, BL≥10%: 75%). Normalization rate of ALT and GGT were 100% and 50% of LPCN-1144 treated patients respectively. Those with potential NASH (BL≥8%, n=10) had greater reduction in AST (mean change: -2.5 U/L vs +0.3 U/L), ALT (-2.0 U/L vs -0.5 U/L) and GGT (-15.4 U/L vs -7.1 U/L) compared to the population as a whole. Similar findings were observed with the SOAR trial with normalization of liver enzymes in subjects with elevated liver markers (ALT 52%, AST 50%, GGT 31%) but interestingly more significant for ALP (67%). No major adverse events occurred with the use of the study drug.

Conclusions: Male hypogonadism is associated with NAFLD. Administration of the T-prodrug LPCN 1144 resolved NAFLD in half the affected patients and normalized liver injury markers in those with elevated levels without any safety signals. These results warrant further assessment of LPCN 1144 for the treatment of NASH in males.